Exhibit 99.1

Adtalem Names Robert Phelan Interim CFO

Mike Randolfi departing for new role in non-competing industry

CHICAGO--(BUSINESS WIRE)--March 30, 2021--Adtalem Global Education (NYSE: ATGE), a leading workforce solutions provider, today announced the appointment of Robert Phelan to interim chief financial officer, effective April 24, 2021. Mike Randolfi, the company’s current senior vice president and chief financial officer, will depart effective April 24, 2021, to take on a new role outside the company.

Phelan has been the company’s vice president and chief accounting officer since February 2020 and will hold the CFO position while Adtalem conducts a search for a new CFO.

“Mike has been a key member of our executive leadership team, helping to enable Adtalem’s growth and advance our workforce solutions provider strategy,” said Lisa Wardell, chairman and CEO of Adtalem Global Education. “During his tenure, he notably led the development of a top-quality finance organization and helped improve our overall financial profile. We are thankful for his contributions to Adtalem and wish him well in his new endeavor.”

“I am grateful for the opportunity to have been part of Adtalem’s extraordinary leadership team over the past two years as we continued to transform the company to a leading workforce solutions provider in healthcare and financial services,” said Randolfi. “As I depart to take on a highly compelling new opportunity with a venture-backed, personal care company, I have the utmost confidence in Bob and the experienced finance team to help the company continue the momentum we’ve created and ensure a smooth transition to a new CFO.”

With more than 30 years in finance, Phelan has significant and progressive accounting and financial experience along with a passion for developing and leading high-performing teams. Prior to Adtalem, he spent more than 23 years advancing through several senior financial and operational leadership positions at Sears Holding Corporation, where he was most recently senior vice president and corporate controller. Phelan began his career at KPMG. He is a CPA and holds a bachelor’s degree in accounting from Valparaiso University and an MBA in finance from the University of Chicago Booth School of Business.

About Adtalem Global Education

The purpose of Adtalem Global Education is to empower students to achieve their goals, find success, and make inspiring contributions to our global community. Adtalem Global Education Inc. (NYSE: ATGE; member S&P MidCap 400 Index) is a leading global education provider and the parent organization of American University of the Caribbean School of Medicine, Association of Certified Anti-Money Laundering Specialists, Becker Professional Education, Chamberlain University, EduPristine, Ross University School of Medicine and Ross University School of Veterinary Medicine. For more information, please visit adtalem.com and follow on Twitter (@adtalemglobal) and LinkedIn.

Contacts

Investor Contact:
Maureen Resac
Maureen.Resac@Adtalem.com
312-651-1481

Media Contact:
John Kristoff
John.Kristoff@Adtalem.com
312-651-1437